Exhibit 99.1

Contacts:

Raymond Jones	Katie Curnutte
Investor Relations	Public Relations
206-470-7137	206-757-2785
ir@zillow.com	press@zillow.com

ZILLOW REPORTS RECORD SECOND QUARTER 2012 RESULTS

•	Record Total Revenue of $27.8 million, up 75% over second quarter 2011.

•	Record Marketplace Revenue of $19.6 million, up 102% over second quarter 2011.

•	Quarterly Net Income of $1.3 million, resulting in basic EPS of $0.05 and diluted EPS of $0.04.

•	Quarterly Adjusted EBITDA of $5.3 million, representing 19% of revenue.

•	Record usage across mobile and Web, with more homes now viewed via Zillow on a mobile device than on a desktop.

SEATTLE – August 7, 2012 – Zillow, Inc. (NASDAQ:Z), the leading real estate information marketplace, today announced financial results for the quarter ended June 30, 2012.

“Zillow had an excellent second quarter as record usage and effective monetization on mobile and Web propelled revenue and adjusted EBITDA ahead of our outlook,” said Spencer Rascoff, chief executive officer of Zillow. “We continue to extend our leadership and expand our three core marketplaces in real estate, mortgages and rentals with products and services that delight consumers and help local professionals better manage and market their businesses. I’m particularly pleased with the momentum in forging strong partnerships with high-profile real estate brokerages, and the industry’s reception to our new products, such as our award-winning Premier Agent Websites, which help local professionals manage and market their businesses.”

Second Quarter 2012 Financial Highlights

•	Total revenue increased 75% to $27.8 million from $15.8 million in the second quarter of 2011.

•	Marketplace Revenue increased 102% to $19.6 million from $9.7 million in the second quarter of 2011.

•	Display Revenue increased 33% to $8.1 million from $6.1 million in the second quarter of 2011.

•

Net income was $1.3 million, compared to net income of $1.6 million in the second quarter of 2011. Included in the second quarter of 2012 financial results are transaction costs of approximately $0.7 million related to the acquisition of RentJuice.

•	Basic and diluted earnings per share were $0.05 and $0.04, respectively, compared to $0.00 in the same period last year.

•	Adjusted EBITDA was $5.3 million, or 19% of revenue, which was an increase from $3.9 million in the second quarter of 2011, or 24% of revenue.

Operating and Business Highlights

•

Average monthly unique users grew 61% to 33.5 million in the second quarter of 2012 compared to 20.8 million average monthly unique users for the same period in 2011. Most recently, July 2012 was a record traffic month with more than 37 million unique users, up 59% year-over-year.

•

Zillow tipped to mobile beginning in the first quarter of 2012, as more homes each month are now viewed via Zillow on a mobile device than on a desktop. In July 2012, 168 million homes were viewed on Zillow Mobile, or 63 homes per second. Zillow operates the most popular suite of mobile real estate applications, with 13 separate apps for consumers and professionals, up from 5 apps in the second quarter of 2011. Zillow apps span across every major platform: Android (smartphones and tablets), Kindle Fire, RIM (BlackBerry®), iOS (iPad® and iPhone®) and Windows Phone 7®.

•

As part of its strategy to offer local professionals innovative tools to help manage and market their businesses, in May Zillow launched Premier Agent Websites to help real estate agents quickly and affordably create a custom WordPress®-powered website for their personal brand and business. Already, thousands of real estate agents have created a website using this technology and last week, Premier Agent Websites were recognized as the “most innovative new technology” during the 2012 Innovator Awards at Real Estate Connect, a leading conference for the real estate industry. The website product was accelerated by Zillow’s November 2011 acquisition of Diverse Solutions.

•	Premier Agent subscribers totaled 22,696 at June 30, 2012, up 70% year over year. Premier Agent revenue is reported as part of Marketplace Revenue.

•	Zillow announced several initiatives aimed at providing solutions for real estate companies and professionals to help syndicate for-sale listings and provide valuable ongoing feedback:

•

In July, Zillow announced that 15 major real estate brokerages across the country are participating in the beta version of its new zPro for Brokers, a free program that will improve listings accuracy, increase the visibility of listing agents, provide better reporting on listings performance, and include a powerful contact follow-up system for agents.

•	In June, Zillow announced the formation of the Zillow Agent Advisory Board to provide Zillow with feedback on current and future features, products and services for the real estate industry.

•

In June, Zillow completed the acquisition of RentJuice, a San Francisco-based company that provides rental relationship management software to professionals, for approximately $40 million in cash. Rentals is Zillow’s newest home-related marketplace that represents a sizable and growing market in the United States with more than 93 million renters and 43.4 million rental units, according to recent data published by the U.S. Census Bureau. Currently, more than 6 million renters visit Zillow each month.

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In July, RentJuice launched its first Android app for rental professionals, following its popular iPhone app. The RentJuice app makes an entire leasing office accessible on mobile, enabling professionals to seize rental opportunities, list properties, and initiate transactions directly from their Android device.

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In July, Zillow announced the expansion of its exclusive advertising partnership with Yahoo! to include rental listings. Zillow is now the exclusive provider of both for-sale and for-rent listings to Yahoo! Homes, and operates the Yahoo!-Zillow Real Estate Network. For landlords and property managers who syndicate their listings to Zillow, this relationship provides increased marketing opportunities on the largest real estate network on the Web and most popular platform of mobile real estate applications.

•

Zillow Mortgage Marketplace saw substantial growth during the quarter. Nearly 5.5 million loan requests have been submitted by consumers in the first two quarters of this year. By comparison, there were 5.5 million loan requests submitted by consumers in Zillow Mortgage Marketplace for the full year 2011.

Business Outlook – Third Quarter 2012

Zillow is providing Revenue and Adjusted EBITDA outlook for the third quarter of 2012 as follows:

•

Revenue for the third quarter of 2012 is expected to be in the range of $30.0 to $31.0 million. This represents 60% year-over-year growth at the midpoint of the range over third quarter of 2011 revenue of $19.1 million.

•

Adjusted EBITDA for the third quarter of 2012 is expected to be in the range of $4.75 to $5.25 million, representing 16% of revenue at the mid-point of the range, compared to third quarter of 2011 Adjusted EBITDA of $3.7 million, which represented 19% of revenue.

Quarterly Conference Call

A conference call to discuss Zillow’s second quarter of 2012 financial results will be webcast live today at 2 p.m. PDT (5 p.m. EDT). The live webcast of the conference call will be available on the investor relations section of Zillow’s website at http://investors.zillow.com/. For those without access to the Internet, the call may be accessed toll-free via phone at 877-643-7152 with conference ID# 11427781. Callers outside the United States may dial 443-863-7921 with conference ID# 11427781. Following completion of the call, a recorded replay of the webcast will be available on the investor section of the Zillow website until August 21, 2012. To listen to the telephone replay, call toll-free 855-859-2056 with conference ID# 11427781. Callers outside the United States may dial 404-537-3406 with conference ID# 11427781.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks and uncertainties, including, without limitation, the statements regarding our belief about the extension of our leadership, expansion of our core marketplaces, momentum in forging strong partnerships with real estate brokerages, the performance of our programs and partnerships, the size and expected growth of the rentals market and our business outlook. Statements containing words such as “may,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “project,” “will,” “projections,” “business outlook,” “estimate,” or similar expressions constitute forward-looking statements. Differences in Zillow’s actual results from those anticipated in these forward-looking statements may result from actions taken by Zillow as well as from risks and uncertainties beyond Zillow’s control. Factors that may contribute to such differences include, but are not limited to, Zillow’s ability to maintain and effectively manage an adequate rate of growth; the impact of the real estate industry on Zillow’s business; Zillow’s ability to innovate and provide products and services that are attractive to its users and advertisers; Zillow’s ability to increase awareness of the Zillow brand; Zillow’s ability to maintain or establish relationships with listings and data providers; Zillow’s ability to attract consumers to Zillow’s mobile applications and websites; Zillow’s ability to successfully close, integrate and realize the benefits of our past or future strategic acquisitions, or investments; Zillow’s ability to compete successfully against existing or future competitors; the reliable performance of Zillow’s network infrastructure and content delivery processes; and Zillow’s ability to protect its intellectual property. The foregoing list of risks and uncertainties is illustrative, but is not exhaustive. For more information about potential factors that could affect Zillow’s business and financial results, please review the “Risk Factors” described in Zillow’s Annual Report on Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission, or SEC, and in Zillow’s other filings with the SEC. Except as may be required by law, Zillow does not intend, and undertakes no duty, to update this information to reflect future events or circumstances.

Use of Non-GAAP Financial Measures

To provide investors with additional information regarding our financial results, this press release includes references to Adjusted EBITDA, which is a non-GAAP financial measure. We have provided a reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP financial measure, within this earnings release.

Adjusted EBITDA is a key metric used by our management and board of directors to measure operating performance and trends, and to prepare and approve our annual budget. In particular, the exclusion of certain expenses in calculating Adjusted EBITDA facilitates operating performance comparisons on a period-to-period basis.

Our use of Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted EBITDA does not consider the potentially dilutive impact of share-based compensation;

•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements; and

•	Other companies, including companies in our own industry, may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, you should consider Adjusted EBITDA alongside other financial performance measures, including various cash flow metrics, net income and our other GAAP results.

About Zillow, Inc.

Zillow is the leading real estate information marketplace, providing vital information about homes, real estate listings, rental listings and mortgages through its mobile applications and websites, enabling homeowners, buyers, sellers and renters to connect with real estate, rental and mortgage professionals best suited to meet their needs. More than 37 million unique users visited Zillow’s mobile applications and websites in July 2012. Zillow, Inc. operates Zillow.com®, Zillow Mortgage Marketplace, Zillow Mobile, Postlets®, Diverse Solutions™ and RentJuice®. Zillow is headquartered in Seattle.

Zillow.com, Zillow, Zestimate, Postlets and RentJuice are registered trademarks of Zillow, Inc. Diverse Solutions is a trademark of Zillow, Inc. WordPress is a registered trademark of WordPress Foundation.

iPhone and iPad are registered trademarks of Apple Inc. Android is a trademark of Google Inc. BlackBerry is a registered trademark of Research in Motion Limited. Windows is a registered trademark of Microsoft Corporation. Kindle Fire is a trademark of Seesaw, LLC.

The Zillow logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=10012

(ZFIN)

ZILLOW, INC.

UNAUDITED CONDENSED BALANCE SHEETS

(in thousands)

	June 30, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$25,792	$47,926
Short-term investments	43,810	28,925
Accounts receivable, net	7,775	5,638
Prepaid expenses and other current assets	1,617	3,214

Total current assets	78,994	85,703
Long-term investments	—	15,285
Property and equipment, net	10,665	7,227
Goodwill	35,432	3,676
Intangible assets, net	9,655	4,532
Other assets	407	245

Total assets	$135,153	$116,668

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$3,472	$1,681
Accrued expenses and other current liabilities	5,209	4,893
Accrued compensation and benefits	2,676	1,587
Deferred revenue	8,699	5,769
Deferred rent, current portion	64	60

Total current liabilities	20,120	13,990
Deferred rent, net of current portion	2,247	1,347
Other non-current liabilities	—	118
Shareholders’ equity:
Preferred stock	—	—
Class A common stock	2	2
Class B common stock	1	1
Additional paid-in capital	187,334	178,817
Accumulated deficit	(74,551)	(77,607)

Total shareholders’ equity	112,786	101,213

Total liabilities and shareholders’ equity	$135,153	$116,668

ZILLOW, INC.

UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenue	$27,765	$15,845	$50,598	$27,105
Costs and expenses:
Cost of revenue (exclusive of amortization) (1)(2)	3,264	2,713	6,614	4,529
Sales and marketing (2)	12,153	5,630	20,468	11,115
Technology and development (2)	5,818	3,304	10,848	6,299
General and administrative (2)	5,232	2,627	9,677	4,455

Total costs and expenses	26,467	14,274	47,607	26,398

Income from operations	1,298	1,571	2,991	707
Other income	34	5	65	43

Net income	$1,332	$1,576	$3,056	$750

Net income attributable to common shareholders	$1,332	$—	$3,056	$—
Net income per share attributable to common shareholders — basic	$0.05	$—	$0.11	$—
Net income per share attributable to common shareholders — diluted	$0.04	$—	$0.10	$—
Weighted-average shares outstanding — basic	28,946	13,940	28,647	13,645
Weighted-average shares outstanding — diluted	31,320	24,106	31,163	23,604

(1) Amortization of website development costs and intangible assets included in technology and development is as follows:	$2,374	$1,234	$4,378	$2,457
(2) Includes share-based compensation expense as follows:
Cost of revenue	$92	$46	$177	$87
Sales and marketing	289	67	479	174
Technology and development	498	90	808	176
General and administrative	346	210	1,179	366

Total	$1,225	$413	$2,643	$803

Other Financial Data:
Adjusted EBITDA (3)	$5,272	$3,852	$10,719	$4,904

(3)	See above for more information regarding our presentation of Adjusted EBITDA.

Adjusted EBITDA

The following table presents a reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP financial measure, for each of the periods presented (in thousands, unaudited):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Reconciliation of Adjusted EBITDA to Net Income:
Net income	$1,332	$1,576	$3,056	$750
Other income	(34)	(5)	(65)	(43)
Depreciation and amortization expense	2,749	1,868	5,085	3,394
Share-based compensation expense	1,225	413	2,643	803

Adjusted EBITDA	$5,272	$3,852	$10,719	$4,904

Revenue by Type

The following tables present our revenue by type and as a percentage of total revenue for each of the periods presented (in thousands, unaudited):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Revenue:
Marketplace revenue	$19,623	$9,723	$36,216	$16,604
Display revenue	8,142	6,122	14,382	10,501

Total	$27,765	$15,845	$50,598	$27,105

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Percentage of Revenue:
Marketplace revenue	71%	61%	72%	61%
Display revenue	29%	39%	28%	39%

Total	100%	100%	100%	100%

Key Growth Drivers

The following tables set forth our key growth drivers for each of the periods presented:

	Average Monthly Unique Users for the Three Months Ended June 30,		2011 to 2012
	2012	2011	% Change
	(in thousands)
Unique Users	33,474	20,758	61%

Unique users source: Beginning in October 2011, we measure unique users with Google Analytics. Prior to October 2011, we measured monthly unique user metrics with Omniture analytical tools. We believe Google Analytics and Omniture result in materially consistent measurements of our monthly unique users. Beginning in June 2012, the reported monthly unique users reflect the effect of Zillow’s May 31, 2012 acquisition of RentJuice.

	At June 30,		2011 to 2012
	2012	2011	% Change
Premier Agent Subscribers	22,696	13,385	70%